

Matthew Wong

(b. 1984 - d. 2019)

Sec.gov

Initial Offering	$735,000
Painting	5:22 PM (2018)
Dimensions	20 x 16
Progress	23%

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Price Appreciation of Similar Works

27.2%

Each painting is unique, but similar works have seen an appreciation rate of 27.2% from 2024.


$2m
$1.5m
$1m
$500k
20
21
22
23
24

100% Positive Appraisals

Every single one of Masterworks Matthew Wong paintings has been appraised up from its original valuation across 7 works. In some cases by over 20%! See a few examples below:



The Sun (2018)



Untitled (2017)

Matthew Wong & Van Gogh

The Van Gogh Museum in Amsterdam welcomed "Matthew Wong into the house of van Gogh" with a new exhibition in 2024. Three of Masterworks' Wong paintings were featured in the show.



Van Gogh's Painting
Our Painting

Examining the Connection Between Vincent van Gogh and Artists

nytimes.com

Top Auction Comps

Auction records for artworks similar in scale and style are led by Untitled (2017), which sold for $1,754,000 at Phillips New York on November 19, 2024, followed by A Dream (2018), which sold for $864,900 at Phillips New York on December 8, 2020, and Arcadia (2017), which sold for $797,064 at Christie's London on March 1, 2022.

Top Auction Comps of this Scale:



Untitled (2017)
Sold: $1.75M in 2024
20 × 16 in



A Dream (2018)
Sold: $864k in 2020
24 × 20 in

Our Offering:



5:22 pm (2018)
Offering Size: $735k
20 × 16 in

Our Exec Team's Insights

Masterworks leadership shared exclusive insights into Wong's career, market, and most desirable styles in a live launch webinar. Get their insights below.


Live Launch Event: Matthew Wong
Masterworks
LIVE OFFERING LAUNCH
With Masterworks CEO Scott Lynn
and Executive Team
Scott Lynn
18:29
Jennifer Yum
Director of Events
Masha Golovina
Director of
New Offering from

Investment Thesis

Important Disclosure

Attractive Growth Rate: Similar paintings have grown at an annual rate of 27.2% ('20-'24)

Positive Appraisals: Every single one of Masterworks Matthew Wong paintings has been appraised up from its original valuation. In some cases by over 20%!

Desirable Subject: Landscape paintings are Matthew Wong's most desirable subject at auction, with larger versions making up nine out of the artist's top ten auction records.

Legendary Peers: Matthew Wong is often compared to Vincent Van Gogh, and was featured in a joint show with the Van Gogh Foundation in 2024.

Upcoming Venice Biennale Show: Matthew Wong will have an exhibition at next year's Venice Biennale, featuring rare paintings that have drawn attention back to Wong's practice.

High Auction Record: Matthew Wong's auction record is led by River at Dusk (2018), which sold for $6.6M in 2023.

Major Institutional Backing: He's in the permanent collection of the Met, the MoMA, the Guggenheim, and more. His work has been exhibited at the Van Gogh Museum, Museum of Fine Arts Boston, LACMA, and more.